Exhibit 5.1

BOSTON   CONNECTICUT   NEW JERSEY   NEW YORK   WASHINGTON, D.C.
DAY PITNEY LLP
Attorneys at Law
7 Times Square, New York, NY 10036-7311
T: (212) 297 5800 F: (212) 916 2940
info@daypitney.com
May 29, 2009
Fuel Systems Solutions, Inc.
3030 South Susan Street
Santa Ana, California 92704
     We refer to the registration statement on Form S-3 (the “Registration Statement”) by Fuel Systems Solutions, Inc. (the “Company”) relating to the Company’s (1) common stock, par value $0.001 per share (the “Common Stock”), (2) preferred stock, par value $0.001 per share (the “Preferred Stock”), (3) debt securities (the “Debt Securities”), (4) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), and (5) units consisting of any combination of two or more Securities (as defined herein) (the “Units” ), each of which may be issued on a delayed or continuous basis from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”). The Common Stock, Preferred Stock, Debt Securities and Warrants are sometimes referred to herein as the “Securities.”
     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.
     Based upon the foregoing, we are of the opinion that:
     1. The Common Stock has been duly authorized and, when the Registration Statement has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with the Company’s certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Common Stock has been duly issued and sold as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.
     2. The Preferred Stock has been duly authorized and, when the Registration Statement has become effective under the Act, an appropriate certificate of amendment to the Company’s certificate of incorporation relating to the Preferred Stock has been duly authorized and adopted and filed with the Secretary of State of the State of Delaware, the terms of the Preferred Stock and of their issuance and sale have been duly established in conformity with the Company’s certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.
     3. With respect to the Debt Securities, at such time as: (a) the applicable indenture (“Indenture”), in substantially the form filed as an exhibit to the Registration Statement, has been duly authorized, executed and delivered by the Company and the trustee named therein; (b) such trustee is qualified to act as trustee under such Indenture; (c) the forms and the terms of the Debt Securities and their issuance and sale have been approved by appropriate action of the Company, and the Debt Securities have been duly executed, authenticated and delivered by the Company, in accordance with the applicable Indenture or a supplemental indenture thereto; (d) the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (e) the Debt Securities have been issued and sold as contemplated by the Registration Statement, the prospectus and any prospectus supplement relating thereto and the applicable Indenture or supplemental indenture thereto, the Debt Securities will constitute legally valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     4. With respect to the Warrants, when a warrant agreement with respect to the Warrants (“Warrant Agreement”) has been duly authorized, executed and delivered, the terms of the Warrants and of their issuance and sale have been duly established in conformity with such Warrant Agreement so as not to violate any applicable law or result in a default or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Warrants have been duly executed and countersigned in accordance with such Warrant Agreement and issued and sold as contemplated by the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     5. With respect to the Units, when a unit agreement with respect to the Units (“Unit Agreement”) has been duly authorized, executed and delivered, the terms of the Units (and the underlying Securities that are components of such Units) and of their issuance and sale have been duly established in conformity with such Unit Agreement so as not to violate any applicable law or result in a default or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Units (and the underlying Securities that are components of such Units) have been duly executed and countersigned in accordance with such Unit Agreement (and, in the case of Debt Securities that are components of the Units, an Indenture, and in the case of Warrants that are components of the Units, a Warrant Agreement) and issued and sold as contemplated by the Registration Statement, and assuming that the underlying Securities that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, the Units will constitute valid and binding obligations of the Company.
     The foregoing opinions are limited to the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York (including the statutory provisions and reported judicial decisions interpreting the foregoing). We express no opinion as to the effect of the law of any other jurisdiction.
     We hereby consent to the use of this opinion letter as an Exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/    Day Pitney LLP
DAY PITNEY LLP